Exhibit 10.8

EMPLOYMENT AGREEMENT

between

AMEDISYS, INC.

and

William F. Borne

April 1, 2005

Attachments

A – Restricted Areas

LIST OF DEFINED TERMS

Act – Section 4.3(a)
Agreement – Introductory paragraph
Base Salary – Section 4.1
Board – Section 2
BORNE – Introductory paragraph
Business – Clause A of Recitals
Cause – Section 3.2
Change of Control – Section 3.5
COBRA – Section 4.5(d)
Code – Section 4.6
Commencement Date – Section 3.1
Company – Introductory paragraph
Confidential Information – Section 6.1
Disability – Section 4.5(h)
Disabled – Section 4.5(h)
Excess Parachute Payment – Section 4.6
Exchange Act – Section 3.5(a)
Good Reason – Section 3.7
Incumbent Board – Section 3.5(b)
Initial Term – Section 3.1
NASDAQ – Section 4.3(a)
NMS/NASDAQ – Section 4.3(a)
Restricted Areas – Section 7
Strategic Transaction – Section 3.5(c)
successor – Section 10.1
Term – Section 3.8

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 1st day of April, 2005, by and between AMEDISYS, INC., a Delaware corporation (the “Company”) and William F. Borne (“BORNE”).

R E C I T A L S:

          A. The Company owns, manages and/or operates agencies and facilities for the provision of home health nursing care services (the “Business”).

          B. BORNE is employed by the Company as its Chief Executive Officer.

          C. The Company and BORNE enter into this Agreement to set forth the terms and conditions for BORNE’s continued employment by the Company.

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

     1. Recitations. The above recitations are incorporated herein by this reference.

     2. Performance of Duties. BORNE shall serve as the Chief Executive Officer of the Company and shall perform such duties as are usually performed by the chief executive officer of health care companies of a business similar in size and scope as the Company and such other additional duties as may be assigned to him from time to time by the Company’s Board of Directors (the “Board”) which are reasonable and consistent with the expectations of the Company and the Company’s operations, taking into account BORNE’s expertise and job responsibilities, including but not limited to, adherence to internal compliance and governmental and regulatory rules, regulations and applicable laws. BORNE shall report directly to the Board.

          2.1 Board Membership. Until the expiration of the Term or earlier termination of this Agreement, the Company shall use its reasonable best efforts, to the extent not inconsistent with applicable laws, rule, regulations, and good governance standards, to nominate and cause the election of BORNE to the Board and to the Board’s Executive Committee, if one is constituted. If BORNE is not elected to the Board at any time prior to the expiration of the Term or earlier termination hereof, BORNE shall be entitled to terminate this Agreement by notice pursuant to Section 11.8 hereof and receive the severance compensation as determined in Section 4.4(a) hereof.

          2.2 Devotion of Time.

               (a) BORNE agrees to devote full time and attention to the business and affairs of the Company to the extent necessary to discharge his duties and responsibilities hereunder and to use reasonable best efforts to perform faithfully and efficiently such duties and responsibilities.

               (b) BORNE shall not serve on the board of directors of any other company whose securities are registered the Securities Exchange Act of 1934 without the prior written approval of the Board.

               (c) BORNE shall report periodically to the Board (no less frequently than on an annual basis) on his other business activities, if any.

     3. Term of Employment; Termination; Extension.

          3.1 Term of Employment. This Agreement shall begin on April 1, 2005 (the “Commencement Date”) and expire on March 31, 2008 (the “Initial Term”), subject to extension pursuant to Section 3.8 or earlier termination as otherwise set forth in this Agreement.

          3.2 Termination of Employment by the Company for Cause. The Company may terminate BORNE’s employment hereunder for Cause (as defined herein) without any obligation to pay severance compensation under Section 4.4 to BORNE. For purposes of this Agreement, “Cause” shall be defined as follows:

               (a) a material default or breach by BORNE of any of the provisions of this Agreement materially detrimental to the Company which, if capable of cure, is not cured within thirty (30) days following written notice thereof;

               (b) actions by BORNE constituting fraud, embezzlement or dishonesty which result in a conviction of a criminal offense not overturned on appeal;

               (c) intentionally furnishing materially false, misleading, or omissive information to the Board or any committee of the Board, that is materially detrimental to the Company;

               (d) actions constituting a breach of the confidentiality of the Business and/or trade secrets of the Company which is materially detrimental to the Company; or

               (e) willful failure to follow reasonable and lawful directives of the Board which are consistent with BORNE’s job responsibilities and performance which, if capable of cure, is not cured within thirty (30) days following written notice thereof.

          3.3 Termination Without Cause. The Company shall have the right to terminate BORNE’s employment hereunder without Cause at any time upon thirty (30) days prior written notice to BORNE, in which event the Company shall be obligated to pay the severance compensation in accordance with Section 4.4(a).

          3.4 Termination by BORNE. BORNE may terminate his employment hereunder upon thirty (30) days prior written notice to the Company pursuant to Section 11.8. Such notice shall set forth in sufficient detail for the Company to understand the nature of the facts underlying said termination by BORNE.

          3.5 Termination After a Change of Control. (x) Upon the occurrence of a Change of Control (as defined herein) if such Change of Control occurs prior to (i) BORNE’s receiving a written notice of termination by the Company for Cause or (ii) the Company’s receiving a written notice of termination from BORNE pursuant to Section 3.4 or Section 3.7, and (y) prior to the second anniversary of the date on which the Change of Control occurs, either (A) BORNE’s employment hereunder (or by the acquiring or surviving entity) is terminated without Cause by the Company (or by the acquiring or surviving entity) or (B) (i) there has been a material reduction in BORNE’s compensation, or (ii) other than as a result of his Disability (as defined herein), there has been a material reduction in BORNE’s duties and authority, which in the case of (i) or (ii) of this clause (y)(B) is not resolved within thirty (30) days after BORNE provides notice thereof and BORNE thereafter elects to terminate his employment hereunder, BORNE shall be entitled to receive the severance compensation in accordance with Section 4.4(b). “Change of Control” is defined as the date on which any of the following occurs:

               (a) The acquisition by any person, entity or “group” within the meaning of § 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty-one (51%) percent or more of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; provided however, purchase by underwriters in a firm commitment public offering of the Company’s securities or any securities purchased for investment only by professional investors shall not constitute a Change of Control;

               (b) The individuals who serve on the Board as of the Commencement Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, any person who becomes a director subsequent to the Commencement Date, whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall for purposes of this Agreement be considered as if such person was a member of the Incumbent Board; or

               (c) The requisite approval by the Company’s shareholders of: (i) a merger, reorganization or consolidation (a “Strategic Transaction”) whereby the Company’s shareholders immediately prior to such approval will not, pursuant to the terms of the definitive agreement providing for the Strategic Transaction, own immediately after consummation of the Strategic Transaction more than 50% of the combined voting power of the surviving entity’s then outstanding voting securities entitled to vote generally in the election of directors; or (ii) the liquidation or dissolution of the Company; or (iii) the sale of all or substantially all of the assets of the Company.

Provided, however, there can be no Change of Control for purposes of this Agreement resulting from a filing for relief under the federal bankruptcy laws, whether the filing seeks a reorganization under Chapter 11 of the Bankruptcy Act or otherwise.

        3.6 Death or Disability of BORNE. BORNE’s employment hereunder shall terminate on the date of his death or the date on which the Company terminates his employment pursuant to Section 4.5(h) as a result of his Disability.

        3.7 Termination for Good Reason by BORNE. Borne may terminate his employment hereunder by written notice to the Company for Good Reason. For purposes hereof, “Good Reason” shall mean (a) the Company reduces Borne’s Base Salary without his consent (it being understood and agreed that the reduction in his monthly Base Salary paid by the Company by the amount received by Borne under any disability insurance paid for by the Company as provided in Section 4.5(h) shall not be considered a reduction of his Base Salary for purposes hereof); (b) the Company materially defaults in any of its obligations under this Agreement and such default is not cured within thirty (30) days following the Company’s written notice thereof from Borne, which notice specifies in detail the material default alleged by Borne; (c) the Company requires Borne to relocate on a permanent basis to a location more than fifty (50) miles away from his present place of employment; or (d) the Company substantially reduces Borne’s job responsibilities.

     3.8 Automatic Extension. This Agreement shall be automatically extended for a one year period at the end of the Initial Term (the Initial Term and such extension pursuant to this Section 3.8, the “Term”), unless either party provides written notice of termination to the other party at least six (6) months prior to the expiration of the Initial Term.

     3.9 Cessation of Power. In the event of the expiration of the Term or earlier termination hereof, BORNE will cease to have any power of his position as of the effective date of the termination.

     4. Compensation.

          4.1 Base Salary. The Company shall pay to BORNE a base salary at the annual rate of $400,000.00 (the “Base Salary”). Notwithstanding anything herein to the contrary, the Board shall have the sole discretion at any time and from time to time to increase the Base Salary, which increase shall be reflected in a written amendment to this Agreement. The Base Salary shall be payable in installments consistent with the Company’s normal payroll schedule, in effect from time to time, subject to applicable withholding and other taxes.

          4.2 Bonus.

               (a) At the end of each fiscal year of the Company until the expiration of the Term or earlier termination of this Agreement, BORNE shall be entitled to receive a bonus equal to a percentage of BORNE’s then current Base Salary, payable on terms which shall be at the discretion of the Board, and only if certain performance based criteria established by the Board in its discretion for the related fiscal year of the Company and made known to BORNE are met. BORNE shall be entitled to a bonus under this Section 4.2 equal to (i) one hundred (100%) percent of his then current Base Salary if the target established by the Board for the performance based criteria for the related fiscal year of the Company is met, (ii) a percentage of his then current Base Salary less than one hundred (100%) percent if the threshold (less than the target) established by the Board, but not the target, for the performance based criteria for the related fiscal year of the Company is met, and (iii) a percentage of his then current Base Salary greater than one hundred (100%) percent if the target established by the Board for the performance based criteria for the related fiscal year of the Company is exceeded (the percentages or range of percentages for clauses (ii) and (iii) to be established by the Board for the related fiscal year). Notwithstanding anything herein to the contrary, the Board may, in its discretion, pay a bonus to BORNE in excess of the amount that may be earned pursuant to this Section 4.2.

               (b) If BORNE’s employment hereunder is terminated pursuant to Section 3.2 or Section 3.4 prior to the end of a fiscal year of the Company, BORNE shall not be entitled to receive any bonus under this Section 4.2 for such fiscal year. If BORNE’s employment hereunder is terminated for any other reason prior to the end of a fiscal year of the Company and if BORNE is entitled to receive a bonus under this Section 4.2 for such fiscal year based on the performance criteria, and the threshold, target and percentages, established by the

Board for such fiscal year, the amount of such bonus shall be equal to the applicable percentage times the portion of the then current Base Salary paid to BORNE for such fiscal year through the date on which his employment terminated. Such bonus shall be paid on the date that payment thereof would otherwise have been made to BORNE had his employment not been terminated.

          4.3 Annual Long-Term Equity Incentive Awards.

               (a) Annual Awards. Annually until the expiration of the Term or earlier termination of this Agreement, the Board shall, in its discretion, make long-term equity incentive awards to BORNE having a target level based on the median market for comparable awards to chief executive officers of other companies determined by the Board to have similar attributes for purposes hereof. The Board may retain one or more third party consultants on a periodic basis to advise it regarding the median market for purposes hereof. All long-term equity incentive awards pursuant to this Section 4.3(a), to the extent they constitute securities, shall be “restricted securities” as that term is defined under the Securities Act of 1933, as amended (the “Act”) and the rules and regulations promulgated thereunder. BORNE hereby represents that all long-term equity incentive awards pursuant to this Section 4.3(a) will be acquired for investment purposes and not with a view to any resale, redistributions except in accordance with the Act.

               (b) Vesting, Etc. All such long-term equity incentive awards made pursuant to this Section 4.3 shall vest and be eligible for distribution to BORNE in equal amounts of one-third of the total award on each of the first, second and third anniversary dates of any such award if BORNE remains employed by the Company on the applicable anniversary date. In the event the long-term equity incentive award is an option to acquire securities of the Company, such option shall be exercisable within ten (10) years after the date of the award, but in no event more than one (1) year after the date on which BORNE’s employment by the Company terminates, upon satisfaction of the conditions applicable to the exercise of such option. In the event BORNE’s employment hereunder is terminated pursuant to Section 3.3, Section 3.5, Section 3.6, or Section 3.7, all of the then unvested awards made pursuant to this Section 4.3 shall vest and be eligible for distribution to BORNE immediately and, if such award is an option to acquire securities of the Company, shall be exercisable within the one (1) year period thereafter upon satisfaction of the conditions applicable to the exercise of such option.

               (c) Adjustments, Etc. The Board, in its discretion, may adjust an award made pursuant to this Section 4.3 to address the dilutive or accretive effect on such award from a subsequent stock dividend, stock split or issuance of additional securities by the Company, from a reverse stock split or stock redemption by the Company, or from another event or transaction.

          4.4 Severance Compensation.

               (a) Expiration; Termination Without Cause; Termination for Good Reason. Should BORNE’s employment hereunder be terminated by (i) expiration of the Term (other than as a result of BORNE’s notice of non-extension pursuant to Section 3.8) and BORNE and the Company do not enter into a new employment agreement, (ii) the Company without Cause prior to a Change of Control, or (iii) by BORNE pursuant to Section 3.7, BORNE shall be entitled to severance compensation in an amount equal to two (2) times the average for the prior three (3) fiscal years of the Company of the sum of BORNE’s Base Salary (pursuant to Section 4.1) and bonus (pursuant to Section 4.2) for each such fiscal year. All severance compensation payable pursuant to this Section 4.4(a) shall be payable by the Company via regularly scheduled payroll in equal payments less applicable withholding and other taxes over a two (2) year period until the entire amount of severance compensation due BORNE is paid in full. In the event BORNE’s employment with the Company is terminated pursuant to clauses (i), (ii) or (iii) of this Section 4.4(a), the severance period with respect to continuing benefits provided in Sections 4.5(e) and (g) shall be two (2) years.

               (b) Change of Control. Should BORNE be entitled to severance compensation pursuant to Section 3.5, the amount thereof shall be equal to (x) two and ninety-nine hundredths (2.99) times the average for the prior three (3) fiscal years of the Company of the sum of BORNE’s Base Salary (pursuant to Section 4.1) and bonus (pursuant to Section 4.2) for each such fiscal year less (y) the amount of the Base Salary and bonus that BORNE received from the date of the Change of Control until the date on which BORNE’s employment is terminated. All severance compensation payable pursuant to this Section 4.4(b) shall be payable by the Company (or by the acquiring or surviving entity) via regularly scheduled payroll in equal payments less applicable withholding and other taxes over a period equal to 2.99 years minus the period from the date on which the Change of Control occurred and the date thereafter on which BORNE’s employment terminated until the entire amount of severance compensation due BORNE is paid in full. In the event a Change of Control should occur during BORNE’s employment with the Company, the severance period with respect to continuing benefits provided in Sections 4.5(e) and (g) shall be two and ninety-nine hundredths (2.99) years.

          4.5 Additional Benefits.

               (a) Paid Time Off. BORNE shall be entitled to five (5) weeks paid time off during each calendar year of his employment hereunder. In addition, BORNE shall be entitled to paid time off for the same holidays as other employees of the Company as established by the Board. BORNE’s paid time off shall be subject to the Company’s policy for paid time off applicable generally to its other employees, e.g., carry over rights, partial days, etc.

               (b) Automobile Expenses. Until the expiration of the Term or earlier termination of this Agreement, the Company shall (i) provide BORNE with the full and exclusive use of an automobile equivalent to the automobile used by BORNE as of the Commencement Date, or the Company shall provide BORNE with an equivalent automobile allowance to be utilized by BORNE at his sole discretion, and (ii) also pay all maintenance, insurance, and gasoline expenses incidental to such automobile whether or not business related. BORNE shall have the right to receive a new automobile on or about the second anniversary of the date on which he took possession of the then current automobile. Upon termination of this Agreement pursuant to which BORNE is entitled to severance compensation under either Section 4.4(a) or Section 4.4(b), the Company shall transfer title to BORNE, without payment therefor, of the Company’s automobile that BORNE is then utilizing (and the value thereof will be reported as additional compensation to BORNE).

               (c) Reimbursement of Expenses. BORNE is authorized to incur reasonable travel and other expenses in connection with the Business and in performance of his duties under this Agreement. BORNE shall be reimbursed by the Company for all Business expenses which are reasonably incurred by BORNE. All reimbursable travel expenses shall be in accordance with Company policy.

               (d) Participation in Employee Benefit Plans. Until the expiration of the Term or earlier termination of this Agreement, BORNE shall be entitled to participate, and subject to eligibility and other terms generally established by the Board, in any employee benefit plan (including but not limited to life insurance plans, long-and short-term disability, stock option plans, group hospitalization, health, dental care plans (which health insurance plans shall also cover BORNE’s dependents), profit sharing and pension plans, and other benefit plans), as may be adopted or amended by the Company from time to time. Upon termination of this Agreement pursuant to which BORNE is entitled to receive severance compensation under Section 4.4(a) or Section 4.4(b), should BORNE elect coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the cost of such coverage for the period that it is required to provide COBRA coverage under applicable law (not to exceed the applicable period in Section 4.4(a) or Section 4.4(b), as the case may be).

               (e) Life Insurance Benefits. The Company shall pay the premium directly, or shall reimburse BORNE, in his discretion, on a whole life insurance policy on the life of BORNE with a face value to be determined in the sole discretion of BORNE, which premium shall not exceed $25,000 per year. Such obligation to pay the premium shall continue until the expiration of the Term or earlier termination of this Agreement and any applicable severance period. BORNE shall have the right to designate the beneficiaries of such policy and shall be the owner thereof. If BORNE notifies the Company that he has elected for the Company to pay the premiums directly, the Company shall pay all premiums on such life insurance policy at least five (5) days before the end of any grace period, and on demand provide BORNE due proof of such payment. The insurance company issuing such policy shall be authorized to give BORNE, upon his request, any information regarding the status of any such policy. Any dividend declared upon such policy shall be applied to the premium. The company issuing the insurance policy must be at least “AA” in the “Best” ratings and be duly licensed to issue such policy.

               (f) Whole Life Assignee. The Company and/or BORNE, shall, at the direction of BORNE, instruct New York Life Insurance Company to designate a person of BORNE’s choosing as assignee of the cash value of Policy Number 43900679. BORNE, shall be entitled to exercise his right to the cash redemption value of said policy upon the expiration or earlier termination of this Agreement or upon his election, either at the sole discretion of BORNE.

               (g) Tax Preparation. Until the expiration of the Term or earlier termination of this Agreement and any applicable severance period, the Company will reimburse BORNE for the cost of tax and financial preparation and planning, including services that may be requested by BORNE from time to time pertaining to this Agreement, which shall be limited to $2,500 per year.

               (h) Disability. In the event that BORNE shall become mentally or physically Disabled (“Disability” shall be defined herein as any condition which prohibits BORNE from performing the duties required of him herein, and the term “Disabled” shall mean the suffering of BORNE of any Disability), BORNE shall continue to receive his monthly Base Salary as then in effect for each of the first six (6) months or any part thereof of any continuous Disability, less any amounts received by him under any disability insurance paid for by Company. If upon the expiration of six (6) months of continuous Disability, BORNE remains Disabled, the Company shall have the right to immediately terminate his employment hereunder. Upon such termination, BORNE shall continue to receive his monthly Base Salary for an additional six (6) month period and thereafter BORNE shall be entitled to receive the severance compensation as provided in Section 4.4(a) herein, reduced by any amounts received by him under any disability insurance paid for by Company. Thereafter, BORNE will only be entitled to receive disability insurance proceeds for the term of such Disability. BORNE’s Disability shall be determined by a physician designated by the Company and a physician designated by BORNE shall concur in such determination. In the event such two physicians are in disagreement regarding BORNE’s condition, they shall seek an opinion from a third physician designated by both such physicians whose determination shall be binding for purposes of this Agreement.

          4.6 Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment. The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by BORNE or the Company, by the Company’s independent accountants. The fact that BORNE’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 4.6 shall not of itself limit or otherwise affect any other rights of BORNE other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 4.6, BORNE shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 4.6. The Company shall provide BORNE with all information reasonably requested by BORNE to permit BORNE to make such designation. In the event that BORNE fails to make such designation within ten (10) business days of the effective date of his termination of employment, the Company may effect such reduction in any manner it deems appropriate.

          4.7 Compliance with Sections 6 and 7. To the extent that BORNE is entitled to receive any payments or benefits under this Section 4 after the date on which his employment hereunder terminates, his right thereto and the Company’s obligation to make payment thereof is subject to BORNE’s compliance after such date of termination with his obligations under Section 6 and Section 7 hereof. Should BORNE fail to comply with such obligations and such failure is agreed to by the parties or determined pursuant to Section 11.9, the Company may terminate entirely its obligation to make any further payments and seek recoupment of prior payments made.

     5. Representations by BORNE. BORNE hereby represents to the Company that he is physically and mentally capable of performing his duties hereunder and he has no knowledge of any present or past physical or mental conditions which would cause him not to be able to perform his duties hereunder. BORNE agrees that, at least annually, he will undergo a complete physical examination, at the sole expense of the Company, to be performed by a duly licensed and qualified medical professional of BORNE’s choosing.

     6. Confidentiality and Non-Disclosure of Information.

          6.1 Confidentiality. BORNE shall not, during his employment with the Company or at any time thereafter, divulge, furnish or make accessible to anyone, without the Company’s prior written consent, any knowledge or information with respect to any confidential, non-public or secret aspect of the Business which, if disclosed, could reasonably be expected to have a material adverse effect on the Business (“Confidential Information”).

          6.2 Ownership of Information. BORNE recognizes that all Confidential Information and copies or reproductions thereof, relating to the Company’s operations and activities made or received by BORNE in the course of his employment are the exclusive property of the Company, as the case may be, and BORNE holds and uses same as trustee for the Company and subject to the Company’s sole control and will deliver same to the Company at the termination of his employment, or earlier if so requested by the Company in writing. All of such Confidential Information, which if lost or used by BORNE outside the scope of his employment, could cause irreparable and continuing injury to the Company’s Business for which there may not be an adequate remedy at law.

          6.3 Material Breach. Any material breach of the terms of this Section 6 shall be deemed a material breach of this Agreement. BORNE acknowledges that compliance with the provisions of this Section 6 is necessary to protect the goodwill and other proprietary interests of the Company and is a material condition of employment.

     7. Restrictive Covenants.

          (a) In light of the special and unique services that will be furnished to the Company by BORNE and the Confidential Information that has been and will be disclosed to him during his employment, BORNE agrees that during his employment hereunder, and for a period of two (2) years thereafter, he will refrain from, without the written consent of the Company, directly or indirectly, whether as principal, agent, officer, director, consultant, employee, partner, member, stockholder or owner of or in any capacity with any corporation, partnership, business, firm, individual, company or any other entity, (i) carrying on or engaging in, or assisting another to carry on or engage in, in the parishes of the State of Louisiana and counties of the other states specified on Attachment A hereto (the “Restricted Areas”) in which the Company or any of its affiliates are then engaged in business, any business, work or activity similar to the business of the Company or its affiliates and (ii) soliciting customers of the Company or its affiliates in the Restricted Area. BORNE specifically agrees that because of his special expertise and the special and unique services that he will be furnishing to the Company, and because of the Confidential Information that has been acquired by him or has been or will be disclosed to him during his employment with the Company, the Restricted Area and above-stated time period, in and during which he will refrain from the activities described above, are reasonable in scope and duration and are necessary to afford the Company just and adequate protection against the irreparable damage which would result to the Company from any activities prohibited by this Section.

          (b) BORNE agrees that, during the term of his employment and for a period of two (2) years thereafter, he will not, directly or indirectly, solicit for employment, advise or recommend to any other person that they solicit for employment, any employee of the Company.

          (c) It is the desire and intent of the parties that the provisions of this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 7 shall be adjudicated to be invalid or unenforceable, this Section 7 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

     8. Remedies. BORNE agrees that, in the event of a breach or threatened breach by BORNE of any of the provisions of Sections 6 or 7 hereof, the Company shall be entitled to an injunction restraining BORNE from such breach or threatened breach without posting any bond or other security. Nothing contained herein, however, shall be construed as prohibiting the Company from pursuing, in conjunction with an injunction or otherwise, any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from BORNE.

     9. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. If any court of proper jurisdiction finds that this Agreement is overly broad or unenforceable for any reason whatsoever, then it is hereby agreed that this Agreement will be reduced or amended to be enforceable to the extent allowable under applicable law, and that any court of competent jurisdiction shall have the power to alter the scope of any provision herein in order that said provision would be made legal and enforceable upon the effectiveness of said alteration.

     10. Successors and Assigns.

          10.1 Successors. This Agreement shall be binding upon the parties hereto and their successors and assigns. For purposes of this Agreement, the term “successor” of the Company shall include any person or entity, whether direct or indirect, whether by purchase, merger, consolidation, operation of law, assignment, or otherwise acquires or controls: (i) all or substantially all of the assets of Company (ii) fifty-one percent (51%) or more of the total voting capital stock, and was not affiliated with or in common control of the Company as of the Commencement Date; or (iii) any other business combination with or without the consent of the Company’s shareholders.

          10.2 Assignment. This Agreement shall be non-assignable by either the Company or BORNE without the written consent of the other party, it being understood that the obligations and performance of this Agreement are personal in nature.

     11. Miscellaneous.

          11.1 Amendment. No amendment, waiver or modification of this Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

          11.2 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

          11.3 Waiver. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.

          11.4 Captions. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provisions of this Agreement.

          11.5 Intentionally Omitted.

          11.6 Prior Agreements. This Agreement supersedes and replaces all prior agreements between the parties hereto dealing with the subject matter hereof.

          11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Louisiana, without regard to its conflicts of laws principles.

          11.8 Notices. All notices required under this Agreement shall be deemed to have been properly served if delivered in writing personally, by a recognized overnight delivery service (such as Federal Express), by facsimile (confirmed by telephone) or by U.S. registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Company:	AMEDISYS, INC.
11100 Mead Road, Suite 300
Baton Rouge, Louisiana 70816
Telephone:
Facsimile:
Attention:

If to BORNE:	William F. Borne

Telephone:
Facsimile:

or such other place or places as either party, by notice given in accordance with this Section, may designate in writing from time to time. All notices shall be effective upon receipt by the party to be notified.

          11.9 Disputes. In the event that either party to this Agreement has any claim, right or cause of action against the other party to this Agreement, which the parties are unable to settle by agreement between themselves, such claim, right or cause of action, to the extent that the relief sought by such party is for monetary damages or awards, will be determined by arbitration in accordance with the provisions of this Section 11.9.

               (a) The party requesting arbitration will serve upon the other a demand therefor, in writing, specifying the matter to be submitted to arbitration, and nominating a competent disinterested person to act as an arbitrator. Within 15 days after receipt of such written demand and nomination, the other party will, in writing, nominate a competent disinterested person, and the two arbitrators so designated will, within 15 days thereafter, select a third arbitrator. The three arbitrators will give immediate written notice of such selection to the parties and will fix in said notice a time and place of the meeting of the arbitrators which will be in Baton Rouge, Louisiana, where all proceedings will be conducted, and will be held as soon as conveniently possible (but in no event later than 45 days after the appointment of the third arbitrator), at which time and place the parties to the controversy will appear and be heard with respect to the right, claim or cause of action. In case the notified party or parties will fail to make a selection upon notice within the time period specified, the party asserting such claim will appoint an arbitrator on behalf of the notified party. In the event that the first two arbitrators selected will fail to agree upon a third arbitrator within 15 days after their selection, then such arbitrator may, upon application made by either of the parties to the controversy, be appointed by any judge of the United States District Court for the Middle District of Louisiana.

               (b) Each party will present such testimony, examinations and investigations in accordance with such procedures and regulations as may be determined by the arbitrators and will also recommend to the arbitrators a monetary award to be adopted by the arbitrators as the complete disposition of such claim, right or cause of action. After hearing the parties in regard to the matter in dispute, the arbitrators will make their determination with respect to such claim, right or cause of action, within 30 days of the completion of the examination, by majority decision signed in writing (together with a brief written statement of the reasons for adopting such recommendation), and will deliver such written determination to each of the parties. The decision of said arbitrators, absent fraud, duress or manifest error, will be final and binding upon the parties to such controversy and may be enforced in any court of competent jurisdiction. The arbitrators may consult with and engage disinterested third parties to advise the arbitrators. The arbitrators shall not award any punitive damages. If any of the arbitrators selected hereunder should die, resign or be unable to perform his or her duties hereunder, the remaining arbitrators or any judge of the United States District Court for the Middle District of Louisiana shall select a replacement arbitrator. The procedure set forth in this Section 11.9 for selecting the arbitrators shall be followed from time to time as necessary. As to any claim, controversy, dispute or disagreement that under the terms hereof is made subject to arbitration, no lawsuit based on such matters shall be instituted by any of the parties, other than to compel arbitration proceedings or enforce the award of a majority of the arbitrators. All privileges under Louisiana and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Louisiana law.

               (c) The Company shall be responsible for advancing the cost of the arbitrators as well as the other costs of the arbitration. Each party will pay the fees and expenses of its own counsel.

               (d) Notwithstanding any other provisions of this Section 11.9, in the event that a party against whom any claim, right or cause of action is asserted commences, or has commenced against it, bankruptcy, insolvency or similar proceedings, the party or parties asserting such claim, right or cause of action will have no obligations under this Section 11.9 and may assert such claim, right or cause of action in the manner and forum it deems appropriate, subject to applicable laws. No determination or decision by the arbitrators pursuant to this Section 11.9 will limit or restrict the ability of any party hereto to obtain or seek in any appropriate forum, any relief or remedy that is not a monetary award or money damages.

               (e) Any court proceedings relating to this Agreement shall be filed exclusively in the federal and state courts domiciled in Baton Rouge, Louisiana, and the parties hereto consent to the venue and jurisdiction of such courts.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AMEDISYS, INC.

By:
Name:
Title:

WILLIAM F. BORNE

Attachment A

Restricted Areas

[To be completed]